Exhibit 8.1

787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111

September 25, 2014

Level 3 Communications, Inc.

1025 Eldorado Blvd.

Broomfield, Colorado 80021

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Level 3 Communications, Inc., a Delaware corporation (“Parent”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of Saturn Merger Sub 1, LLC, a Delaware limited liability company that is a direct, wholly owned subsidiary of Parent with and into tw telecom inc., a Delaware corporation (the “Merger”), and the subsequent merger of the surviving corporation of the Merger with and into Saturn Merger Sub 2, LLC, a Delaware limited liability company that is a direct, wholly owned subsidiary of Parent.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement.  In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

NEW YORK    WASHINGTON    PARIS    LONDON    MILAN    ROME    FRANKFURT    BRUSSELS

in alliance with Dickson Minto W.S., London and Edinburgh